Exhibit 2

EDENOR S.A.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
AS OF MARCH 31, 2013 AND FOR THE THREE-MONTH PERIODS ENDED
MARCH 31, 2013 AND 2012

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
as of March 31, 2013 and December 31, 2012
(Stated in thousands of pesos)

	Note	03.31.13	12.31.12
ASSETS

Non-current assets
Property, plant and equipment	10	4,448,797	4,344,599
Intangible assets	11	—	845,848
Interest in joint ventures	7	422	422
Trade receivables	12	46,208	47,730
Other receivables	13	59,642	70,491
Total non-current assets		4,555,069	5,309,090

Current assets
Assets under construction		—	84,466
Inventories		50,795	85,002
Trade receivables	12	779,506	889,383
Other receivables	13	178,491	135,578
Financial assets at fair value through profit or loss		19,135	3,415
Cash and cash equivalents	14	163,030	71,108
Total current assets		1,190,957	1,268,952
Assets of disposal group classified as held for sale	27	1,396,071	223,398
TOTAL ASSETS		7,142,097	6,801,440

Edenor S.A.
Condensed Interim Consolidated Statements of Financial Position
as of March 31, 2013 and December 31, 2012 (Continued)
(Stated in thousands of pesos)

	Note	03.31.13	12.31.12
Capital and reserves attributable to the owners
Share capital	16	897,043	897,043
Adjustment to share capital		397,716	397,716
Additional paid-in capital	16	3,452	3,452
Treasury stock		9,412	9,412
Adjustment to treasury stock		10,347	10,347
Other comprehensive loss		(14,659)	(14,659)
Accumulated deficit		(1,395,564)	(885,130)
Equity attributable to the owners		(92,253)	418,181
Non-controlling interests		72,314	71,107
TOTAL EQUITY		(19,939)	489,288

LIABILITIES
Non-current liabilities
Trade payables	17	119,755	155,313
Deferred revenue		34,366	264,427
Other liabilities	18	2,063,224	1,894,772
Borrowings	19	1,417,351	1,350,700
Salaries and social security taxes payable	20	18,948	17,460
Benefit plans		68,922	97,436
Provisions		75,575	80,019
Tax liabilities	21	5,877	9,971
Deferred tax liability		94,824	230,411
Total non-current liabilities		3,898,842	4,100,509

Current liabilities
Trade payables	17	1,609,989	1,188,532
Borrowings	19	65,040	103,143
Salaries and social security taxes payable	20	333,452	384,307
Benefit plans		—	14,968
Tax liabilities	21	230,776	202,546
Other liabilities	18	62,615	150,387
Provisions		5,892	10,493
Total current liabilities		2,307,764	2,054,376

Liabilities of disposal group classified as held for sale	27	955,430	157,267
TOTAL LIABILITIES		7,162,036	6,312,152
TOTAL LIABILITIES AND EQUITY		7,142,097	6,801,440

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited Financial Statements for the year ended December 31, 2012.

Edenor S.A.
Condensed Interim Consolidated Statements of Comprehensive Loss
for the three-month periods ended March 31, 2013 and 2012
(Stated in thousands of pesos)

	Note	Three months at 03.31.13	Three months at 03.31.12
Continuing operations
Revenue from sales	22	836,379	709,109
Electric power purchases		(487,890)	(404,368)
Subtotal		348,489	304,741
Transmission and distribution expenses	23	(426,145)	(294,988)
Gross (loss) profit		(77,656)	9,753

Selling expenses	23	(113,561)	(70,896)
Administrative expenses	23	(73,169)	(54,982)
Other operating (expense) income, net		(8,464)	1,953
Operating loss		(272,850)	(114,172)

Financial income	24	19,276	15,922
Financial expenses	24	(130,569)	(48,826)
Other financial expense	24	(61,488)	(23,250)
Net financial expense		(172,781)	(56,154)
Loss before taxes		(445,631)	(170,326)
Income tax		31,485	40,943
Loss for the period from continuing operations		(414,146)	(129,383)
Discontinued operations	15	(96,288)	39,965
Loss for the period		(510,434)	(89,418)

Loss for the period attributable to:
Owners of the parent		(510,434)	(90,684)
Non-controlling interests		—	1,266
Loss for the period		(510,434)	(89,418)

Loss for the period attributable to owners of the parent:
From continuing operations		(414,146)	(126,558)
From discontinued operations		(96,288)	35,874
		(510,434)	(90,684)

Basic and diluted (loss) earnings per share attributable to owners of the parent:
Basic and diluted loss per share from continuing operations	25	(0.46)	(0.14)
Basic and diluted (loss) earning per share from discontinued operations	25	(0.11)	0.04

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited Financial Statements for the year ended December 31, 2012.

Edenor S.A.
Condensed Interim Consolidated Statements of Changes in Equity
for the three-month periods ended March 31, 2013 and 2012
(Stated in thousands of pesos)

	Attributable to owners of the parent at 03.31.13
	Share capital	Adjustment to share capital	Treasury stock	Adjustment to treasury stock	Additional paid-in capital	Legal reserve	Other comprehensive loss	Accumulated deficit	Subtotal equity	Non-controlling interests	Total equity
Balances at December 31, 2011	897,043	986,142	9,412	10,347	21,769	64,008	(17,925)	(539,411)	1,431,385	415,801	1,847,186

Loss for the three-month period	—	—	—	—	—	—	—	(90,684)	(90,684)	1,266	(89,418)
Balances at March 31, 2012	897,043	986,142	9,412	10,347	21,769	64,008	(17,925)	(630,095)	1,340,701	417,067	1,757,768

Subsidiaries’ sale	—	—	—	—	—	—	—	—	—	(365,499)	(365,499)
Distribution of dividends - Aeseba S.A.	—	—	—	—	—	—	—	—	—	(5,811)	(5,811)
Absorption of accumulated losses - Shareholders’ Meeting of 04/27/2012 (1)	—	(588,426)	—	—	(18,317)	(64,008)		670,751	—	—	—
Increase in non-controlling interests from discontinued operations	—	—	—	—	—	—	—	—	—	23,773	23,773
Other comprehensive income for the year	—	—	—	—	—	—	3,266	—	3,266	(211)	3,055
Loss for the nine-month period	—	—	—	—	—	—	—	(925,786)	(925,786)	1,788	(923,998)
Balances at December 31, 2012	897,043	397,716	9,412	10,347	3,452	—	(14,659)	(885,130)	418,181	71,107	489,288

Increase in non-controlling interests from discontinued operations	—	—	—	—	—	—	—	—	—	1,207	1,207
Loss for the three-month period	—	—	—	—	—	—	—	(510,434)	(510,434)	—	(510,434)
Balances at March 31, 2013	897,043	397,716	9,412	10,347	3,452	—	(14,659)	(1,395,564)	(92,253)	72,314	(19,939)

(1)
The absorption of accumulated losses was made on the basis of the Financial Statements prepared under previous generally accepted accounting principles (Argentine GAAP), in effect as at December 31, 2011.

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited Financial Statements for the year ended December 31, 2012.

Edenor S.A.
Condensed Interim Consolidated Statements of Cash Flows
for the three-month periods ended March 31, 2013 and 2012
(Stated in thousands of pesos)

	Note	Three months at 03.31.13	Three months at 03.31.12
Cash flows from operating activities
Loss for the period		(510,434)	(89,418)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation of property, plant and equipment	10	51,058	47,114
Loss on disposals of property, plant and equipment		361	98
Accrued interest, net of interest capitalized	24	97,203	23,480
Exchange differences	24	57,475	18,104
Income tax		(31,485)	(40,943)
Allowance for the impairment of trade and other receivables	23	7,918	2,922
Provision for contingencies, net of recovery		1,100	6,581
Adjustment to present value of other receivables	24	1,070	—
Changes in fair value of financial instruments	24	(145)	(32)
Accrual of benefit plans		5,906	5,091
Discontinued operations	15	133,291	167,295
Changes in operating assets and liabilities:
Net increase in trade receivables		(38,590)	(16,340)
Net increase in other receivables		(87,346)	(24,356)
Increase in inventories		(9,635)	(2,646)
Increase in trade payables		413,088	70,514
Increase in salaries and social security taxes payable		235	48,421
(Decrease) Increase in benefit plans		(4,087)	778
Increase (Decrease) in tax liabilities		67,093	(17,351)
Increase in deferred revenue		—	4,227
Increase in other liabilities		35,361	22,224
Net decrease in provisions		(2,687)	(593)
Increase for funds obtained from the program for the rational use of electric power (Res SE No. 1037/07)		129,685	78,778
Net cash flows provided by operating activities		316,435	303,948

Edenor S.A.
Condensed Interim Consolidated Statements of Cash Flows
for the three-month periods ended March 31, 2013 and 2012 (Continued)
(Stated in thousands of pesos)

	Note	Three months at 03.31.13	Three months at 03.31.12
Cash flows from investing activities
Net collection from sale of financial assets at fair value		(15,576)	—
Acquisitions of property, plant and equipment	10	(189,872)	(99,750)
Advance payment received for sale agreement of related parties		15,426	—
Discontinued operations	15	(30,115)	(16,525)
Net cash flows used in investing activities		(220,137)	(116,275)

Cash flows from financing activities
Loans taken		—	62,000
Repayment of loans		(6,692)	(54,439)
Discontinued operations	15	3,257	(76,663)
Net cash flows used in financing activities		(3,435)	(69,102)

Net increase in cash and cash equivalents		92,863	118,571

Cash and cash equivalents at beginning of year in the statement of financial position	14	71,108	130,509
Cash and cash equivalents at beginning of year included in assets of disposal group classified as held for sale	27	11,154	—
Gain from exchange differences in cash and cash equivalents		15,831	958
Net increase in cash and cash equivalents		92,863	118,571
Cash and cash equivalents at end of period		190,956	250,038

Cash and cash equivalents at end of period in the statement of financial position	14	163,030	208,805
Cash and cash equivalents at end of period included in assets of disposal group classified as held for sale	27	27,926	41,233
Cash and cash equivalents at end of period		190,956	250,038

Supplemental cash flows information
Non-cash investing and financing activities

Financial costs capitalized in property, plant and equipment		9,356	4,948

The accompanying notes are an integral part of these Condensed Interim Consolidated Financial Statements. These Financial Statements must be read with the audited Financial Statements for the year ended December 31, 2012.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012

1.	General information

History and development of the Company

Empresa Distribuidora Norte S.A. (EDENOR S.A. or the Company) was organized on July 21, 1992 by Decree No. 714/92 in connection with the privatization and concession process of the distribution and sale of electric power carried out by Servicios Eléctricos del Gran Buenos Aires S.A. (SEGBA S.A.).

By means of an International Public Bidding, the Federal Government awarded 51% of the Company’s capital stock, represented by the Class “A” shares, to the bid made by Electricidad Argentina S.A. (EASA), the parent company of Edenor S.A. The award as well as the transfer contract were approved on August 24, 1992 by Decree No. 1,507/92 of the Federal Government.

On September 1, 1992, EASA took over the operations of EDENOR S.A.

The corporate purpose of EDENOR S.A. is to engage in the distribution and sale of electricity within the concession area. Furthermore, among other activities, the Company may subscribe or acquire shares of other electricity distribution companies, subject to the approval of the regulatory agency, lease the network to provide electricity transmission or other voice, data and image transmission services, and render advisory, training, maintenance, consulting, and management services and know-how related to the distribution of electricity both in Argentina and abroad. These activities may be conducted directly by EDENOR S.A. or through subsidiaries or related companies. In addition, the Company may act as trustee of trusts created under Argentine laws, including extending secured credit facilities to service vendors and suppliers acting in the distribution and sale of electricity, who have been granted guarantees by reciprocal guarantee companies owned by the Company.

Edenor S.A. and its indirectly controlled company EDEN, distribute electricity to more than 3 million customers in a concession area that is comprised of the northern area of the City of Buenos Aires and the northern and northwestern metropolitan areas of Greater Buenos Aires.

The Company’s economic and financial situation

In the three-month period ended March 31, 2013 and in the last two fiscal years ended December 31, 2012 and 2011, the Company recorded negative operating and net results, with its liquidity level and working capital having been affected as well. This situation is due mainly to both the continuous increase of its operating costs that are necessary to maintain the level of the service, and the delay in obtaining rate increases and higher costs recognition (“CMM”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement, which have led the Company to report negative equity as of March 31, 2013.

It is worth mentioning that the Company has not only maintained the quality of the distribution service but also satisfied the constant year-on-year increase in the demand for electricity that has accompanied the economic growth of the last years. Due to both the continuous increase recorded in the costs associated with the provision of the service and the need for additional investments to meet the increased demand, the Company has adopted a series of measures aimed at mitigating the negative effects of this situation on its financial structure, such as reducing certain specified costs, selling certain investments, reducing top management personnel’s fees, seeking new financing options, refinancing the financial debt with extended maturity terms and/or deferring the timing for certain estimated capital expenditures; provided that these measures do not affect the sources of employment, the execution of the investment plan or the carrying out of the essential operation and maintenance works that are necessary to maintain the provision of the public service.

In this regard, and among other measures, the Company has (i) made all reasonable efforts to obtain from the authorities the funds necessary to face the salary increases demanded by unions; (ii) made arrangements for and obtained the payment in advance by the Federal Government of amounts relating to the Framework Agreement; (iii) collected the total amount of the loans granted to subsidiary companies (except for EDELAR), and (iv) sold or made available for sale the totality of its investments in subsidiaries.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

Furthermore, the Company has made a series of presentations before control and regulatory authorities in order to jointly instrument the necessary mechanisms to contribute to an efficient provision of the distribution service, the maintenance of the level of investments and the compliance with the increased demand. In this context and in light of the situation that affects the electricity sector, the ENRE has issued Resolution 347/12, which established the application of fixed and variable charges that allowed the Company to obtain additional revenue as from November 2012. However, such additional revenue is insufficient to make up the aforementioned deficit due to the constant increase of operating costs and the increase in salary and third-party costs for the year 2013.

In view of the aforementioned, and given the inefficacy of the administrative and judicial actions pursued and presentations made by the Company, an action for the protection of the Company’s rights (“acción de amparo”) was brought against the ENRE so that the Regulatory Authority, in the performance of its duties, could adopt those measures which, in the Company’s opinion, are not only urgently needed but also essential for the provision of the public service of electricity distribution that the Company is required to provide under the concession agreement on a continuous, regular and safe basis. Specifically, this action was brought to abate the ENRE’s unlawful omission, as the Application Authority, to not only adjust the electricity rate schedule in accordance with the variations recorded in costs, as established in the agreement and the law, but also to carry out the Overall Electricity Rate Renegotiation process, thus preventing the Company from receiving, in consideration of the service currently provided, sufficient revenues to face the necessary operating costs and the indispensable and imperative investments to provide the service in a continuous, regular, and, mainly, safe manner (see note 9.b).

With the aim of maintaining and guaranteeing the provision of the public service, and in order to alleviate the financial situation, given the aforementioned cash deficit, as from October 2012 the Company found itself forced to partially cancel, on a temporary basis, the obligations with the Wholesale Electricity Market with surplus cash balances after having complied with the commitments necessary to guarantee the provision of the public service, including the investment plans underway and operation and maintenance works, as well as with the payment of the salary increases established by Resolution No. 1906/12 of the Secretariat of Labor dated November 27, 2012 and the Salary Agreement dated February 26, 2013 (see Notes 5.3.c) and 41 to the financial statements as of December 31, 2012). We consider this situation as a transitional system to be applied until the new regulatory model announced by the National Authorities, aimed at restoring the economic and financial equation of the Concession Agreement, is implemented. In connection with the aforementioned, the Company has been ordered by the ENRE and CAMMESA to cancel such debt. In its reply to the ENRE, the Company rejected the Regulatory Authority’s competence to intervene in its commercial issues with third parties, and, in its reply to CAMMESA, the Company stated that the cash deficit that prevents it from canceling the total amount of the debt is a case of force majeure inasmuch as the Company does not have the possibility of approving its electricity rates, but, at the same time, has to maintain the priority given to the operation of the public service.

 Should the conditions existing at the date of these condensed interim consolidated financial statements continue, the Board of Directors believes that the Company’s economic and financial situation will continue to deteriorate and cash flows and operating results for the year 2013, and financial ratios, will be negatively impacted.

Furthermore, and as disclosed in Note 16 to these condensed interim consolidated financial statements, the Company has reported negative equity, a situation which is currently being analyzed by the Board of Directors.

In light of the above-mentioned, the Company Board of Directors continues analyzing different scenarios and possibilities to mitigate or reduce the negative impact of the Company’s situation on its operating cash flows and thereby present the shareholders with diverse courses of action. Nevertheless, the improvement of revenues so as to balance the economic and financial equation of the concession continues to be the most relevant aspect.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

The outcome of the overall electricity rate review is uncertain as to both its timing and final form. Therefore, the uncertainties of the previous year continued during the period being reported, thus if in fiscal year 2013: (i) the new electricity rate schedules are not issued by the ENRE; (ii) the Company is not granted other mechanism to compensate cost increases, in addition to the revenue obtained as a result of Resolution 347/12 or the funds derived from the PUREE, and/or; (iii) the Company does not obtain from the Federal Government other mechanism that provides it with financing for cost increases, it is likely that the Company will have insufficient liquidity and will therefore be obliged to implement various measures to preserve cash and enhance its liquidity. Additionally, the Company may not ensure that it will be able to obtain additional financing on acceptable terms. Therefore, should any of these measures, individually or in the aggregate, not be achieved, there is significant risk that such situation will have a material adverse impact on the Company’s operations. Edenor may need to enter into a renegotiation process with its suppliers and creditors in order to obtain changes in the terms of its obligations to ease the aforementioned financial situation.

Given the fact that the realization of the projected measures to revert the manifested negative trend depends, among other factors, on the occurrence of certain events that are not under the Company’s control, such as the requested electricity rate increases, the Board of Directors has raised substantial doubt about the ability of the Company to continue as a going concern in the term of the next fiscal year, being obliged to defer certain payment obligations, as previously mentioned, or unable to comply with the agreed-upon salary increases or the increases recorded in third-party costs.

Nevertheless, these condensed interim consolidated financial statements have been prepared in accordance with the accounting principles applicable to a going concern, assuming that the Company will continue to operate normally. Therefore, they do not include the adjustments or reclassifications that might result from the outcome of this uncertainty.

2.	Regulatory framework

At the date of issuance of these condensed interim consolidated financial statements there are no significant changes with respect to the situation reported by the Company as of December 31, 2012, except for the following:

Penalties

Due to the events occurred between December 20 and December 31, 2010 in Edenor’s concession area, on February 9, 2011, the ENRE issued Resolution No. 32/11 pursuant to which a penalty procedure was initiated due to the Company’s failure to comply with the provisions of Section 25 sub-sections a), f) and g) of the Concession Agreement, Section 27 of Law No. 24,065, and ENRE Resolution No. 905/99.

On February 9, 2011, Edenor S.A. was notified of the issuance of ENRE Resolution No. 32/11, whereby the Company was fined in the amount of $ 1.1 million and ordered to compensate those customers who had been affected by the power cuts for an amount which, at March 31, 2013, totals approximately $ 31.8 million. These amounts have been recorded in the Other current liabilities account.

Edenor S.A. filed a direct appeal (“Recurso Directo”) with the Appellate Court in Contentious and Administrative Federal Matters No. I, requesting that the Resolution be declared null and void. Additionally, Edenor S.A. filed –with the same Court– a petition for the granting of a precautionary measure, aimed at suspending the application of the fine imposed until a decision on the direct appeal is issued. On March 23, 2011, the court ordered the suspension of the penalty (payment of the amounts imposed), until a decision on the precautionary measure petition filed by Edenor S.A. was rendered. Against this decision, the ENRE filed a post-judgment motion for reversal (“Recurso de Reposición”) which was rejected in all its terms. On April 28, 2011, the Court rejected the precautionary measure petition filed. Therefore, Edenor S.A. filed an extraordinary federal appeal (“Recurso Extraordinario Federal”), which –after having been made available to the ENRE- was dismissed. The Company then filed an appeal (“Recurso de Queja por apelación denegada”) with the Supreme Court requesting that the rejected extraordinary federal appeal be sustained, which as of to date has not been resolved. Furthermore, on July 8, 2011, Edenor S.A. requested that notice of the substance of the case be served on the ENRE. Having this procedural step been carried out and the service of notice been answered, on April 24, 2013, the Company was notified of the Appellate Court’s decision dated March 21, 2013, pursuant to which the appeal filed by Edenor against Resolution No. 32/11 was declared formally inadmissible due to the Company lack of payment of the fine imposed by the ENRE as a necessary prerequisite to having access to the judicial instance. The Company will file an appeal against such pronouncement with the Supreme Court.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

On November 15, 2012, the Company was notified by the Regulatory Authority of ENRE Resolution No. 336/12, whereby the Regulatory Standards Compliance and Management Department of the ENRE was instructed to immediately initiate the corresponding penalty procedure pursuant to which distribution companies EDENOR and EDESUR S.A. are required to: a) determine the customers affected by the power cuts occurred as a consequence of failures between October 29 and November 14, 2012; b) determine the discounts to be recognized to each of them, and; c) credit them on account of the final discounts that will result from the evaluation of the Technical Service Quality relating to the six-month control period.

In addition, it was resolved that the Company and EDESUR S.A. be ordered to pay a compensation to each small-demand residential customer (T1R) who had been affected by the power cuts occurred during the aforementioned period, the amount of which will depend on the electricity outage duration, provided, however, that such power cut lasted more than 12 continuous hours. The provision recorded by the Company for these penalties and compensations amounts to $ 16.7 million.

3.	Basis of preparation

These condensed interim consolidated financial statements for the three-month period ended March 31, 2013 have been prepared in accordance with IAS 34 “Interim financial reporting” issued by the International Accounting Standards Board (IASB).

The condensed interim consolidated financial statements for the three-month periods ended March 31, 2013 and 2012 have not been audited. The Company’s management estimates that they include all the necessary adjustments to fairly present the results of operations for each period. The results of operations for the three-month periods ended March 31, 2013 and 2012 do not necessarily reflect the Company’s results in proportion to the full fiscal years.

Certain amounts disclosed in the financial statements as of March 31 and December 31, 2012 have been reclassified for comparative purposes following the disclosure criteria used for the condensed interim consolidated financial statements as of March 31, 2013.

The consolidated Financial Statements are stated in thousands of Argentine pesos, unless specifically indicated otherwise.

These consolidated Financial Statements were approved for issue by the Company Board of Directors on May 9, 2013.

4.	Accounting policies

The accounting policies adopted for these Condensed Interim Consolidated Financial Statements are consistent with those used in the preparation of the Consolidated Financial Statements for the last financial year ended December 31, 2012.

As from January 1, 2013, the Company has adopted IFRS 13 “Fair value measurement”.

IFRS 13 was issued in May 2011 and determines a single framework for fair value measurements when fair value is required by other standards. This IFRS applies to financial and non-financial elements measured at fair value, where fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

The income tax expense relating to the interim periods is accrued on the basis of the best estimate of the weighted average tax rate expected for the full financial year.

There are no new IFRS or IFRIC applicable as from the period being reported that have a material impact on the Company’s financial statements.

These condensed interim consolidated financial statements must be read together with the audited financial statements as of December 31, 2012, which have been prepared in accordance with IFRS.

5.	Financial risk management

The Company’s activities expose it to various financial risks: market risk (including currency risk, fair value interest rate risk and price risk), credit risk and liquidity risk.

There have been no significant changes in the Company’s risk management policies since the last fiscal year end.

5.1	Fair value estimate

The Company classifies the measurements of financial instruments at fair value using a fair value hierarchy that reflects the relevance of the variables used to carry out such measurements. The fair value hierarchy has the following levels:

· Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

· Level 2: inputs other than quoted prices included in level 1 that are observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from the prices).

· Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

The table below shows the Company’s financial assets measured at fair value at March 31, 2013 and December 31, 2012:

	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL
At December 31, 2012
Assets
Cash and cash equivalents - Money market funds	50,954	—	—	50,954
Financial assets at fair value through profit or loss:
Government bonds	3,415	—	—	3,415
Total assets	54,369	—	—	54,369

At March 31, 2013
Assets
Cash and cash equivalents - Money market funds	124,004	—	—	124,004
Financial assets at fair value through profit or loss:
Government bonds	19,135	—	—	19,135
Total assets	143,139	—	—	143,139

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

6.	Critical accounting estimates and judgments

The preparation of condensed interim consolidated Financial Statements requires the Company’s management to make estimates and assessments concerning the future, exercise critical judgments and make assumptions that affect the application of the accounting policies and the reported amounts of assets and liabilities and revenues and expenses.

These estimates and judgments are permanently evaluated and are based upon past experience and other factors that are reasonable under the existing circumstances. Future actual results may differ from the estimates and assessments made at the date of preparation of these condensed interim consolidated Financial Statements.

In preparing these condensed interim consolidated Financial Statements, the critical judgments made by the Company when applying its accounting policies as well as the information sources used for the respective estimates are the same as those applied in the consolidated Financial Statements for the year ended December 31, 2012.

7.	Interest in joint ventures

		Equity attributable to owners
Percentage interest held in capital stock and votes		03.31.13	12.31.12
SACME	50.00%	422	422

8.	Segment information

The Company’s business activities focus primarily on the distribution and sale of electricity carried out by Edenor S.A. and its subsidiaries. Based on the geographical distribution of its customers, the Company has identified the following operating segments:

AESEBA: Through its subsidiary, it renders electric power distribution and sale services in the northern and northwestern areas of the Province of Buenos Aires. This operating segment has been discontinued.

EMDERSA: Through its subsidiaries, it renders electric power distribution and sale services in the Province of La Rioja. This operating segment has been discontinued.

EDENOR: It has the exclusive right to render electric power distribution and sale services to all users connected to the electricity distribution network within the concession area, which is comprised of the following: In the Federal Capital: the area encompassing Dock “D”, unnamed street, path of the future Autopista Costera (coastline highway), extension of Pueyrredón Ave., Pueyrredón Ave., Córdoba Ave., Ferrocarril San Martín railway tracks, General San Martín Ave., Zamudio, Tinogasta, General San Martín Ave., General Paz Ave. and Río de La Plata river. In the Province of Buenos Aires the area includes the following districts: Belén de Escobar, General Las Heras, General Rodríguez, former General Sarmiento (which at present comprises San Miguel, Malvinas Argentinas and José C. Paz), La Matanza, Marcos Paz, Merlo, Moreno, former Morón (which at present comprises Morón, Hurlingham and Ituzaingó), Pilar, San Fernando, San Isidro, San Martín, Tigre, Tres de Febrero and Vicente López.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

The information on each operating segment identified by the Company for the periods ended March 31, 2013 and 2012 is as follows:

Statements of Income as of 03.31.13	Emdersa	Emdersa H.	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations (1)	As per consolidated statement of comprehensive loss

Revenue from sales	51,936	—	215,018	836,379	—	1,103,333	(266,954)	836,379
Revenue from construction		—	9,029	—	—	9,029	(9,029)	—
Electric power purchases	(31,637)	—	(90,602)	(487,890)	—	(610,129)	122,239	(487,890)
Cost of construction		—	(9,029)	—	—	(9,029)	9,029	—
Subtotal	20,299	—	124,416	348,489	—	493,204	(144,715)	348,489
Transmission and distribution expenses (2)	—	—	(60,322)	(426,145)	—	(486,467)	60,322	(426,145)
Gross profit (loss)	20,299	—	64,094	(77,656)	—	6,737	(84,393)	(77,656)
Selling expenses (2)	(7,330)	—	(24,869)	(113,561)	—	(145,760)	32,199	(113,561)
Administrative expenses (2)	(4,536)	(42)	(10,365)	(73,127)	—	(88,070)	14,901	(73,169)
Other operating (expense) income, net	(50)	—	(38,875)	(8,264)	(200)	(47,389)	38,925	(8,464)
Gain (Loss) from investment in subsidiaries		—	—	17	(17)	—	—	—
(Loss) Gain from assets made available for sale	(1,495)	—	(154,939)	—	—	(156,434)	156,434	—
Operating profit (loss)	6,888	(42)	(164,954)	(272,591)	(217)	(430,916)	158,066	(272,850)

Financial income	625	—	696	19,300	(24)	20,597	(1,321)	19,276
Financial expenses (2)	(6,839)	—	(8,360)	(130,569)	—	(145,768)	15,199	(130,569)
Other financial (expense) income	(72)	59	(5,457)	(61,708)	161	(67,017)	5,529	(61,488)
Financial (expense) income, net	(6,286)	59	(13,121)	(172,977)	137	(192,188)	19,407	(172,781)
Profit (Loss) before taxes	602	17	(178,075)	(445,568)	(80)	(623,104)	177,473	(445,631)

Income tax	(603)	—	(7,634)	31,485	—	23,248	8,237	31,485

Profit (Loss) from continuing operations	—	17	(185,709)	(414,083)	(80)	(599,856)	185,710	(414,146)
Profit (Loss) from discontinued operations	1,495	—	87,927	(96,351)	63	(6,866)	(89,422)	(96,288)

Profit (Loss) for the period	1,495	17	(97,782)	(510,434)	(17)	(606,722)	96,288	(510,434)
Non-controlling interests	—	—	—	—	—	—	—	—
Profit (Loss) for the period attributable to the owners of the parent	1,495	17	(97,782)	(510,434)	(17)	(606,722)	96,288	(510,434)

(1)	It includes Emdersa and Aeseba operating segments (Note 27).

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

Note (2)	Emdersa	Emdersa H.	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations	As per consolidated statement of comprehensive loss

Depreciation of property, plant and equipment	(3,059)	—	(1,406)	(51,058)	—	(55,523)	4,465	(51,058)
Amortization of intangible assets	—	—	(6,269)	—	—	(6,269)	6,269	—

Financial expenses - Interest	—	—	(3,686)	(116,479)	—	(120,165)	3,686	(116,479)

Financial Statements as of 03.31.13	Emdersa H.	Aeseba	Edenor	Eliminations	As per consolidated statement of financial position

Assets	76	1,269,791	5,747,118	(1,270,959)	5,746,026
Assets of disposal group classified as held for sale	41,518	—	367,528	987,025	1,396,071
Liabilities	56	740,173	6,206,899	(740,522)	6,206,606
Liabilities of disposal group classified as held for sale	—	—	—	955,430	955,430

Non-controlling interests	—	48,685	—	23,629	72,314
Equity	41,593	480,933	(92,253)	(522,526)	(92,253)

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

Statement of Income as of 03.31.12	Emdersa	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations (1)	As per consolidated statement of comprehensive loss

Revenue from sales	266,782	146,872	709,109	—	1,122,763	(413,654)	709,109
Revenue from construction	—	35,162	—	—	35,162	(35,162)	—
Electric power purchases	(98,523)	(38,826)	(404,368)	—	(541,717)	137,349	(404,368)
Cost of construction	—	(35,162)	—	—	(35,162)	35,162	—
Subtotal	168,259	108,046	304,741	—	581,046	(276,305)	304,741
Transmission and distribution expenses (2)	(61,848)	(55,096)	(294,988)	—	(411,932)	116,944	(294,988)
Gross profit	106,411	52,950	9,753	—	169,114	(159,361)	9,753
Selling expenses (2)	(33,263)	(18,132)	(70,896)	—	(122,291)	51,395	(70,896)
Administrative expenses (2)	(31,173)	(7,357)	(54,982)	—	(93,512)	38,530	(54,982)
Other operating income (expense), net	—	1,423	1,953	—	3,376	(1,423)	1,953
Gain (Loss) from assets made available for sale	18,429	—	—		18,429	(18,429)	—
Operating profit (loss)	60,404	28,884	(114,172)	—	(24,884)	(89,288)	(114,172)

Financial income	3,268	1,616	18,807	(2,885)	20,806	(4,884)	15,922
Financial expenses (2)	(30,531)	(6,115)	(48,826)	—	(85,472)	36,646	(48,826)
Other financial (expense) income	(5,880)	(395)	(23,399)	149	(29,525)	6,275	(23,250)
Financial (expense) income, net	(33,143)	(4,894)	(53,418)	(2,736)	(94,191)	38,037	(56,154)
Profit (Loss) before taxes	27,261	23,990	(167,590)	(2,736)	(119,075)	(51,251)	(170,326)

Income tax	(4,441)	(6,845)	40,943	—	29,657	11,286	40,943

Profit (Loss) from continuing operations	22,820	17,145	(126,647)	(2,736)	(89,418)	(39,965)	(129,383)
Profit from discontinued operations	—	—	35,963	4,002	39,965	—	39,965

Profit (Loss) for the period	22,820	17,145	(90,684)	1,266	(49,453)	(39,965)	(89,418)
Non-controlling interests	4,091	1,266	—	—	5,357	(4,091)	1,266

Profit (Loss) for the period attributable to the owners of the parent	18,729	15,879	(90,684)	1,266	(54,810)	(35,874)	(90,684)

(1)	It includes Emdersa and Aeseba operating segments (Note 27).

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

Note (2)	Emdersa	Aeseba	Edenor	Eliminations	As per segment information	Discontinued operations (1)	As per consolidated statement of comprehensive loss

Depreciation of property, plant and equipment	(13,502)	(1,227)	(47,114)	—	(61,843)	14,729	(47,114)
Amortization of intangible assets	—	(6,131)	—	—	(6,131)	6,131	—

Financial expenses - Interest	(30,531)	(6,115)	(39,402)	6,482	(69,566)	30,164	(39,402)

Financial Statements as of 03.31.12	Emdersa	Aeseba	Edenor	Eliminations	As per consolidated statement of financial position

Assets	1,378,540	1,202,534	5,535,884	(1,940,662)	6,176,296
Assets of disposal group classified as held for sale	—	—	240,619	1,102,777	1,343,396
Liabilities	735,289	697,013	4,435,802	(843,458)	5,024,646
Liabilities of disposal group classified as held for sale	—	—	—	1,102,777	1,102,777

Non-controlling interests	367,488	51,566	—	(367,486)	51,568
Equity	275,763	453,955	1,340,701	(729,718)	1,340,701

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

9.	Contingencies and lawsuits

At the date of issuance of these condensed interim consolidated Financial Statements, there are no significant changes with respect to the situation reported by the Company as of December 31, 2012, except for the following:

a.	Legal action brought by the Company (“EDENOR S.A. VS ENRE RESOLUTION NO. 32/11”)

Purpose: The judicial annulment of ENRE Resolution that established the following:

- That the Company be fined in the amount of $ 750,000 due to its failure to comply with the obligations arising from Section 25, sub-sections a, f and g of the Concession Agreement and Section 27 of Law No. 24,065.

- That the Company be fined in the amount of $ 375,000 due to its failure to comply with the obligations arising from Section 25 of the Concession Agreement and Resolution No. 905/1999 of the ENRE.

- That Company customers be paid as compensation for the power cuts suffered the following amounts: $ 180 to each small-demand residential customer (T1R) who suffered power cuts that lasted more than 12 continuous hours, $ 350 to those who suffered power cuts that lasted more than 24 continuous hours, and $ 450 to those who suffered power cuts that lasted more than 48 continuous hours. The resolution stated that such compensation did not include damages to customer facilities and/or appliances, which were to be dealt with in accordance with a specific procedure.

Amount: $ 22.37 million.

Procedural stage of the proceedings: On July 8, 2011, the Company requested that notice of the substance of the case be served on the ENRE, which has effectively taken place. The proceedings are “awaiting resolution” since the date on which the ENRE answered the notice served. Furthermore, on October 28, 2011, the Company filed an appeal (“recurso de queja por apelación denegada”) with the Supreme Court concerning the provisional relief sought and not granted. On April 24, 2013, the Company was notified of the Appellate Court’s decision dated March 21, 2013, pursuant to which the appeal filed by Edenor was declared formally inadmissible. The Company and its legal advisors are analyzing the steps to be followed.

Conclusion: At the end of the period ended March 31, 2013, the provision recorded by the Company for principal and interest accrued amounts to $ 31.87 million. It is estimated that this legal action will not be terminated in 2013.

b.	Legal action brought by the Company (EDENOR SA VS ENRE, ACTION FOR THE PROTECTION OF THE COMPANY’S RIGHTS (“AMPARO”))

Purpose: The adoption by the ENRE, in the performance of its duties, of those measures which in the opinion of EDENOR S.A. are not only urgently needed but also essential for the provision of the public service of electricity distribution and sale on a continuous, regular and safe basis as stipulated in the “Concession Agreement”.

Amount: Not specified in the complaint.

Procedural stage of the proceedings: Service of the notice of the complaint filed against the ENRE was ordered at the same time as it was resolved, on February 19, 2013, that the precautionary measure requested be rejected in first instance. This decision was appealed by the Company to the Court of Appeals in the time and under the formalities prescribed by law.

Conclusion: It is estimated that this legal action will not be terminated in 2013.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

10.	Property, plant and equipment

	03.31.13	03.31.12
Net residual values at beginning of year	4,344,599	3,995,310
Additions	189,872	102,401
Disposals	(361)	(918)
Discontinued operations	(34,255)	—
Depreciation	(51,058)	(48,341)
Net residual values at end of period	4,448,797	4,048,452

•	During the periods ended March 31, 2013 and 2012, direct costs capitalized amounted to $ 40.86 million and $ 22.57 million, respectively.

•	Financial costs capitalized for the periods ended March 31, 2013 and 2012, amounted to $ 9.36 million and $ 4.95 million, respectively.

11.	Intangible assets

	03.31.13	03.31.12
Net residual values at beginning of year	845,848	793,015
Additions	—	26,504
Disposals	—	(3,527)
Discontinued operations	(845,848)	—
Amortization	—	(6,131)
Net residual values at end of period	—	809,861

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

12.	Trade receivables

	03.31.13	12.31.12
Non-current:
Receivables from Cost Monitoring Mechanism and others	45,531	45,688
Bonds for the cancellation of debts of the Province of Bs. As.	677	2,042
Total Non-current	46,208	47,730

Current:
Sales of electricity - Billed (1)	579,819	564,338
Sales of electricity – Unbilled	177,507	325,623
Framework Agreement	31,910	25,438
National Fund of Electricity	2,928	2,984
Bonds for the cancellation of debts of the Province of Bs. As.	4,095	4,095
Specific fee payable for the expansion of the network, transportation and others	10,759	9,933
Receivables in litigation	20,828	20,237
Allowance for the impairment of trade receivables	(48,340)	(63,265)
Total Current	779,506	889,383

(1)    Net of stabilization factor.

The carrying amount of the Company’s trade receivables approximates their fair value.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

13.	Other receivables

	03.31.13	12.31.12
Non-current:
Prepaid expenses	1,200	1,260
Tax on minimum presumed income	26,201	26,201
Tax credits	13,704	11,697
Financial receivable with Siesa	17,392	12,993
Receivable with EDEN S.A. class “C” shareholders	—	17,263
Others	1,145	1,077
Total Non-current	59,642	70,491

Current:
Prepaid expenses	4,818	1,893
Advances to suppliers	12,286	47,410
Advances to personnel	4,498	3,666
Security deposits	1,436	1,074
Receivables from activities other than the main activity	28,926	27,521
Financial receivable with Siesa	3,368	2,516
Receivable with FOCEDE (Res. 347/12)	74,401	3,789
Note receivable with EDESUR	—	3,529
Judicial deposits	3,854	4,216
Related parties	55,282	52,292
Allowance for the impairment of other receivables	(16,311)	(16,011)
Others	5,933	3,683
Total Current	178,491	135,578

The carrying amount of the Company’s other receivables approximates their fair value.

14.	Cash and cash equivalents

	03.31.13	12.31.12
Cash and banks	38,861	19,673
Time deposits	165	481
Money market funds and others	124,004	50,954
Total cash and cash equivalents	163,030	71,108

15.	Discontinued operations

As a consequence of that mentioned in note 27 to these condensed interim consolidated Financial Statements, the interest held by the subsidiary EMDERSA Holding in its associate EMDERSA, and the interest held by the Company in AESEBA have been classified as “Assets of disposal group classified as held for sale”, due to the Company Management’s decision to discontinue the related operations.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

These assets must be valued at the lower of book value and net realizable value (estimated realizable value less costs to sell). At March 31, 2013 and December 31, 2012, these assets have been valued at net realizable value, which is lower than book value.

The detail of the assets and liabilities of the disposal group classified as held for sale and discontinued operationsis as follows:

	03.31.13	12.31.12

Emdersa Holding’s equity	56,109	56,107
Percentage interest held	99.99%	99.99%
Value on equity method:	56,103	56,101

Assets and liabilities of disposal group classified as held for sale at Net Realizable Value - EMDERSA:	41,518	41,518

Aeseba’s equity	480,949
Percentage interest held	100.00%
Value on equity method:	480,949

Assets and liabilities of disposal group classified as held for sale at Net Realizable Value - AESEBA:	326,010	—

Total assets and liabilities of disposal group classified as held for sale at Net Realizable Value:	367,528	41,518

Assets and liabilities of disposal group classified as held for sale at Net Realizable Value at beginning of year:	41,518
Additions for the period - Aeseba	480,949
Change in Net Realizable Value Emdersa	—
Loss on Net Realizable Value Aeseba	(154,939)

Assets and liabilities of disposal group classified as held for sale at Net Realizable Value at end of period:	367,528

b. Information on the result of discontinued operations

Gain for the period from interest in Emdersa	1,495
Loss on measurement at Net Realizable Value Emdersa	(1,495)
Gain for the period from interest in Aeseba	8,579
Loss on measurement at Net Realizable Value Aeseba	(154,939)
Impairment of receivable with Aeseba	(39,350)
Income tax associated with discontinued operations	89,422
Loss from discontinued operations	(96,288)

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

16.	Share capital and additional paid-in capital

	Number of shares (1)	Share capital (2)	Additional paid-in capital	Total
At December 31, 2011	906,455,100	1,902,944	21,769	1,924,713
Absorption of accumulated losses - Shareholders’ Meeting of 04/27/2012	—	(588,426)	(18,317)	(606,743)
At December 31, 2012	906,455,100	1,314,518	3,452	1,317,970
At March 31, 2013	906,455,100	1,314,518	3,452	1,317,970

(1)	Includes 9,412,500 treasury shares at March 31, 2013 and December 31, 2012 and 2011.

(2)	Includes the nominal value of capital and treasury stock and the adjustment for inflation of both concepts.

Grounds for corporate dissolution due to loss of capital stock

At March 31, 2013, the Company’s negative equity amounts to $ 92.25 million. Therefore, should this situation continue to remain by the end of the current fiscal year, the Company will be subject to complying with the provisions of Section 94, sub-section 5, of the Argentine Business Organizations Law No. 19,550, which provide for the dissolution of companies in the event of loss of capital stock.

As of the date of issuance of these condensed interim consolidated financial statements, the Company’s Board of Directors is analyzing different scenarios aimed at improving the Company’s financial situation, while taking the appropriate steps with the authorities, as described in Note 2.

17.	Trade payables

	03.31.13	12.31.12
Non-current:
Customer deposits	58,782	57,785
Customers contributions	59,127	95,723
Payables for purchases other than the purchase of electricity	1,846	1,805
Total Non-current	119,755	155,313

Current:
Payables for purchase of electricity - CAMMESA	845,138	421,398
Payables for purchases other than the purchase of electricity	339,977	329,509
Provision for unbilled electricity purchases - CAMMESA	194,346	259,762
Related parties	—	14,257
Customer contributions	147,485	68,237
Funding contributions substations	62,344	53,286
Others	20,699	42,083
Total Current	1,609,989	1,188,532

The carrying amount of the Company’s trade payables approximates their fair value.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

18.	Other liabilities

	03.31.13	12.31.12
Non-current:
ENRE penalties and discounts	655,778	617,011
Program for the rational use of electric power	1,407,446	1,277,761
Total Non-current	2,063,224	1,894,772

Current:
ENRE penalties and discounts	31,867	45,031
Program for the rational use of electric power (Res. MIVSPBA No. 252/07)	—	74,693
Advance payments received for sale agreements of related parties	22,803	7,377
Related parties	2,122	2,382
Liability with FOCEDE (Res. 347/12)	—	3,789
Dividends payable to class “C” shareholders	—	7,509
Others	5,823	9,606
Total Current	62,615	150,387

The carrying amount of the Company’s other liabilities approximates their fair value.

19.	Borrowings

	03.31.13	12.31.12
Non-current:
Financial loans	242	5,424
Corporate notes (1)	1,417,109	1,345,276
Total non-current	1,417,351	1,350,700

Current:
Financial loans	740	31,371
Interest (1)	58,456	35,107
Corporate notes	5,844	11,665
Bank overdrafts	—	25,000
Total current	65,040	103,143

(1)	Net of issuance expenses.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

The maturities of the Company’s borrowings and their exposure to interest rates are as follow:

	03.31.13	12.31.12
Fixed rate
Less than 1 year	59,196	61,028
From 1 to 2 years	242	424
More than 5 years	1,417,109	1,345,276
	1,476,547	1,406,728

Floating rate
Less than 1 year	5,844	42,115
From 1 to 2 years	—	5,000
	5,844	47,115
	1,482,391	1,453,843

The carrying amount of the Company’s current borrowings approximates their fair value due to their short-term maturity.

At March 31, 2013 and December 31, 2012, the fair value of the Company’s non-current borrowings amounts to $ 1,273.96 million and $ 1,220.22 million, respectively.

20.	Salaries and social security taxes payable

	03.31.13	12.31.12
Non-current:
Early retirements payable	2,330	1,983
Seniority-based bonus	16,618	15,477
Total non-current	18,948	17,460

Current:
Salaries payable and provisions	243,591	327,568
Social security taxes payable	85,844	53,018
Early retirements payable	4,017	3,721
Total current	333,452	384,307

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

21.	Tax liabilities

	03.31.13	12.31.12
Non-current:
Tax regularization plan Law No. 26,476	5,877	9,971
Total Non-current	5,877	9,971

Current:
Provincial, municipal and federal contributions and taxes	63,445	88,720
VAT payable	30,920	21,204
Income tax and tax on minimum presumed income (net of advances and payments on account)	—	4,525
Withholdings	91,095	35,873
Municipal taxes	32,429	40,462
Tax regularization plan Law No. 26,476	1,186	2,825
Others	11,701	8,937
Total Current	230,776	202,546

22.	Revenue from sales

	Three months at 03.31.13	Three months at 03.31.12
Sales of electricity	825,184	701,356
Right of use on poles	10,377	5,870
Connection charges	815	958
Reconnection charges	3	925
	836,379	709,109

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

23.	Expenses by nature

The detail of expenses by nature is as follows:

	Three months at 03.31.13
Description	Transmission and Distribution Expenses	Selling Expenses	Administrative Expenses	Total
Salaries and social security taxes	173,707	43,176	32,869	249,752
Pension plan	3,864	977	1,065	5,906
Communications expenses	1,791	7,449	360	9,600
Allowance for doubtful accounts	—	7,918	—	7,918
Supplies consumption	18,041	—	1,299	19,340
Rent and insurance	1,689	—	5,253	6,942
Security services	3,531	131	2,166	5,828
Fees and remuneration for services	141,998	36,927	25,336	204,261
Public relations and marketing	—	—	475	475
Advertising and sponsorship	—	—	245	245
Reimbursements to personnel	174	41	184	399
Depreciation of property, plant and equipment	47,298	1,947	1,813	51,058
Directors and Supervisory Committee members’ fees	—	—	630	630
ENRE penalties	33,972	7,400	—	41,372
Taxes and charges	—	7,588	1,116	8,704
Other	80	7	358	445
Total at 03.31.13	426,145	113,561	73,169	612,875

The expenses included in the chart above are net of the Company’s own expenses capitalized in property, plant and equipment at March 31, 2013 for $ 40.86 million.

	Three months at 03.31.12
Description	Transmission and Distribution Expenses	Selling Expenses	Administrative Expenses	Total
Salaries and social security taxes	95,085	22,691	29,340	147,116
Pension plan	3,290	785	1,016	5,091
Communications expenses	1,841	4,796	500	7,137
Allowance for the impairment of trade and other receivables	—	2,922	—	2,922
Supplies consumption	19,307	410	776	20,493
Rent and insurance	1,170	95	4,253	5,518
Security services	2,501	179	970	3,650
Fees and remuneration for services	103,855	30,570	15,399	149,824
Public relations and marketing	—	—	397	397
Advertising and sponsorship	—	—	207	207
Reimbursements to personnel	244	39	145	428
Depreciation of property, plant and equipment	44,644	1,816	654	47,114
Directors and Supervisory Committee members’ fees	—	—	658	658
ENRE penalties	23,002	1,240	—	24,242
Taxes and charges	—	5,336	—	5,336
Other	49	17	667	733
Total at 03.31.12	294,988	70,896	54,982	420,866

The expenses included in the chart above are net of the Company’s own expenses capitalized in property, plant and equipment at March 31, 2012 for $ 22.57 million.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)
24.	Net financial expense

	Three months at 03.31.13	Three months at 03.31.12
Financial income
Late payment charges	8,245	7,576
Interest on loans granted	11,031	8,346
Total financial income	19,276	15,922

Financial expenses
Interest on loans (1)	(33,789)	(37,331)
Tax-related interest	(3,616)	(640)
Commercial interest	(79,074)	(1,431)
Bank fees and expenses	(14,090)	(9,424)
Total financial expenses	(130,569)	(48,826)

Other financial results
Exchange differences	(57,475)	(18,104)
Adjustment to present value of other receivables	(1,070)	—
Changes in fair value of financial instruments	145	32
Other financial results	(3,088)	(5,178)
Total other financial results	(61,488)	(23,250)
Total net financial expense	(172,781)	(56,154)

(1)	Net of interest capitalized at March 31, 2013 and 2012 for $ 9.36 million and $ 4.95 million, respectively.

25.	Basic and diluted (loss) earning per share

Basic

The basic (loss) earning per share is calculated by dividing the result attributable to the holders of the Company’s equity instruments by the weighted average number of common shares outstanding at March 31, 2013 and 2012, excluding common shares purchased by the Company and held as treasury shares.

The basic (loss) earning per share coincide with the diluted (loss) earning per share, inasmuch as the Company has issued neither preferred shares nor corporate notes convertible into common shares.

	Three months at 03.31.13		Three months at 03.31.12
	Continuing operations	Discontinued operations	Continuing operations	Discontinued operations
(Loss) Earning for the period attributable to owners of the parent	(414,146)	(96,288)	(126,558)	35,874
Weighted average number of common shares outstanding	897,043	897,043	897,043	897,043
Basic and diluted (loss) earning per share – in pesos	(0.46)	(0.11)	(0.14)	0.04

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

26.	Related-party transactions

The following transactions were carried out with related parties:

a.	Income

EDENOR
Company	Description	Three months at 03.31.13	Three months at 03.31.12

CYCSA	Other income	79	—
PESA	Interest	2,882	—
		2,961	—

b.	Expense

EDENOR
Company	Description	Three months at 03.31.13	Three months at 03.31.12

EASA	Technical advisory services on financial matters	(3,119)	(2,705)
SACME	Implementation of operative system	(3,387)	(2,458)
Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio	Legal fees	—	(39)
PYSSA	Financial and granting of loan services to customers	(27)	(14)
		(6,533)	(5,216)

The balances with related parties are as follow:

c.	Receivables and payables

EDENOR
Company	03.31.13	12.31.12

Other receivables
SACME	9,007	9,007
PESA	46,167	43,285
CYCSA	108	—
	55,282	52,292

EDENOR
Company	03.31.13	12.31.12

Other liabilities
SACME	(2,122)	(2,375)
PESA	—	(7)
	(2,122)	(2,382)

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)
EDEN (1)

Company	31.03.13	12.31.12

Trade payables
POWERCO	—	(873)
EASA	—	(11,178)
CTG	—	(488)
CPB	—	(1,718)
	—	(14,257)

(1)	At March 31, 2013, balance sheet accounts balances have been disclosed within the assets and liabilities of the disposal group classified as held for sale.

d.	Key management compensation

	Three months at 03.31.13	Three months at 03.31.12

Salaries	7,222	5,159
	7,222	5,159

27.	Assets and liabilities of disposal group classified as held for sale

In addition to that mentioned in note 40 to the consolidated Financial Statements as of December 31, 2012, in February 2013 the Company received offers from two investment groups for the acquisition of the total number of shares of AESEBA, the controlling company of EDEN. On February 27, 2013, the Company Board of Directors unanimously approved the acceptance of the Offer Letter sent by Servicios Eléctricos Norte BA S.L. (the “Buyer”) for the acquisition of the shares representing 100% of AESEBA’s capital stock and voting rights. The price offered by the buyer will be paid through the delivery of Edenor’s debt securities for an amount equivalent, at the date of the acceptance of the offer, to USD 80 million. Such delivery will be guaranteed by a contribution of $326 million in Argentina’s sovereign debt bonds to be made by the Buyer to a trust.

The aforementioned trust was set up in March 2013 by the Settlor (the Buyer), the Trustee (Equity Trust Company from Uruguay) and Edenor S.A.

On April 5, 2013 (the closing date of the transaction), the trust received Argentine government bonds for the equivalent of $ 262 million nominal value, considering the market value of those government bonds at the date of the transaction. In this regard, and prior to December 31, 2013, the buyer will be required to deposit in the Trust Argentina’s sovereign debt bonds for an approximate amount equivalent to $ 64 million pesos considering the market value at the date of the transaction. As a result of the liquidation of the bonds received, the trust will purchase Edenor Class 9 and Class 7 Corporate Notes due in 2022 and 2017, respectively.

At the date of these condensed interim consolidated Financial Statements, the trust has purchased, in the open market, USD 17.3 million nominal value of Edenor Corporate Notes due in 2022.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

At the date of the transaction the Company divests the AESEBA segment, which results in a loss of 104.9 million pesos after tax-related effects and without considering the results of the repurchase of Corporate Notes, which will be recognized by the Company insofar as such transaction takes place.

The main types of assets and liabilities of the disposal group classified as held for sale are as follow:

	03.31.13	12.31.12
Property, plant and equipment and Intangible assets (*)	882,118	100,197
Inventories	46,873	1,148
Trade and other receivables	304,733	74,026
Deferred tax assets	36,745	36,873
Assets under construction	97,676	—
Cash and cash equivalents	27,926	11,154
Total assets of disposal group classified as held for sale	1,396,071	223,398

Trade payables	272,794	126,335
Borrowings	111,221	4,623
Deferred revenue	245,317	—
Salaries and social security taxes payable	90,947	10,012
Tax liabilities	56,213	6,073
Deferred tax liabilities	14,054	—
Other liabilities	147,995	914
Provisions	16,889	9,310
Total liabilities of disposal group classified as held for sale	955,430	157,267

(*) The breakdown of the account is as follows:
Property, plant and equipment and Intangible assets:	1,038,552	115,945
Impairment from valuation at net realizable value:	(156,434)	(15,748)
Total Property, plant and equipment and Intangible assets:	882,118	100,197

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

The financial statements related to discontinued operations are disclosed below:

a.	Statement of comprehensive (loss) income

	03.31.13	03.31.12
Revenue from sales / construction	275,983	448,816
Cost of sales / construction	(131,268)	(172,511)
Gross profit	144,715	276,305
Transmission and distribution expenses	(60,322)	(116,944)
Selling expenses	(32,199)	(51,395)
Administrative expenses	(14,901)	(38,530)
Other operating (expense) income, net	(38,925)	1,423
Operating (loss) profit	(1,632)	70,859

Financial income	1,321	4,884
Financial expenses	(15,199)	(36,646)
Other financial expense	(5,529)	(6,275)
Net financial expense	(19,407)	(38,037)
(Loss) Profit before taxes	(21,039)	32,822

Income tax and tax on minimum presumed income	(8,237)	(11,286)
(Loss) Profit after taxes	(29,276)	21,536

(Loss) Gain from assets made available for sale	(156,434)	18,429
Tax effect	89,422	—
(Loss) Profit for the period	(96,288)	39,965

(Loss) Profit for the period attributable to:
Owners of the parent	(96,288)	35,874
Non-controlling interests	—	4,091
	(96,288)	39,965

b.	Statement of cash flows

	03.31.13	03.31.12
Net cash flows provided by operating activities	133,291	167,295
Net cash flows used in investing activities	(30,115)	(16,525)
Net cash flows provided by (used in) financing activities	3,257	(76,663)
NET INCREASE IN CASH AND CASH EQUIVALENTS	106,433	74,107

28.	Events after the reporting period

On April 25, 2013, the Shareholders’ Meeting approved the annual separate and consolidated Financial Statements as of December 31, 2012, and, due to the fact that the Company had become subject to compliance with the mandatory capital stock reduction established in section 206 of the Argentine Business Organizations Law (“whenever losses consume the reserves and 50% of capital stock”), the Shareholders’ Meeting also resolved to reduce capital stock by decreasing the number of shares while maintaining shareholding proportions (see note 16).

Such absorption will be made against the total amount of the additional paid-in capital and adjustment to capital accounts and against ten percent (10%) of the capital stock account.

EDENOR S.A.
Notes to the Condensed Interim Consolidated Financial Statements as of March 31, 2013 and
December 31, 2012 (Continued)

29.	Financial Statements translation into English language

These financial statements are the English translation of those originally prepared by the Company in Spanish and presented in accordance with accounting principles generally accepted in Argentina. The effects of the differences between the accounting principles generally accepted in Argentina and the accounting principles generally accepted in the countries in which the financial statements are to be used have not been quantified. Accordingly, the accompanying financial statements are not intended to present the financial position, statements of comprehensive income, changes in equity or cash flows in accordance with accounting principles generally accepted in the countries of users of the financial statements, other than Argentina.

RICARDO TORRES
Chairman

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR S.A.)

6363 Del Libertador Ave. - Capital Federal

INFORMATIVE SUMMARY

AS OF MARCH 31, 2013

These condensed interim consolidated Financial Statements for the three-month period ended March 31, 2013 have been prepared in accordance with IFRS.

1.	The Company’s activities

(Not covered by the Independent Auditors’ Report)

(Figures stated in thousands of pesos)

In the consolidated three-month period ended March 31, 2013, the Company recorded a net loss of 510,434. At the end of the period, the Company’s equity amounts to 19,939.

The consolidated operating loss amounted to 272,850.

The investment in property, plant and equipment totaled 189,872. This amount was mainly allocated to increasing service quality levels and meeting current and new customer demand.

Among the main activities developed, the following can be mentioned:

a.	Companies sale agreements and Companies available for sale

In February 2013 the Company received offers from two investment groups for the acquisition of the total number of shares of AESEBA, the controlling company of EDEN. On February 27, 2013, the Company Board of Directors unanimously approved the acceptance of the Offer Letter sent by Servicios Eléctricos Norte BA S.L. (the “Buyer”) for the acquisition of the shares representing 100% of AESEBA’s capital stock and voting rights. The price offered by the buyer will be paid through the delivery of Edenor’s debt securities for an amount equivalent, at the date of the acceptance of the offer, to USD 80 million. Such delivery will be guaranteed by a contribution of $326 million in Argentina’s sovereign debt bonds to be made by the Buyer to a trust.

The aforementioned trust was set up in March 2013 by the Settlor (the Buyer), the Trustee (Equity Trust Company from Uruguay) and Edenor S.A.

On April 5, 2013 (the closing date of the transaction), the trust received Argentine government bonds for the equivalent of $ 262 million nominal value, considering the market value of those government bonds at the date of the transaction. In this regard, and prior to December 31, 2013, the buyer will be required to deposit in the Trust Argentina’s sovereign debt bonds for an approximate amount equivalent to $ 64 million pesos considering the market value at the date of the transaction. As a result of the liquidation of the bonds received, the trust will purchase Edenor Class 9 and Class 7 Corporate Notes due in 2022 and 2017, respectively.

At the date of these condensed interim consolidated Financial Statements, the trust has purchased, in the open market, USD 17.3 million nominal value of Edenor Corporate Notes due in 2022.

At the closing date of the transaction, the Company divests the AESEBA segment, which results in a loss of 96.3 million pesos after tax-related effects. The results associated with the repurchase of Edenor Corporate Notes will be recognized by the Company insofar as such transaction takes place.

b.	Electricity rates

EDENOR S.A.

Due to the increase recorded in operating and maintenance costs in accordance with the criterion of the polynomial formula contemplated in the Adjustment Agreement, as of the date of issuance of these condensed interim consolidated Financial Statements, the Company has submitted to the ENRE the CMM adjustment requests, in accordance with the following detail:

Period	Application Date	CMM Adjustment
November 2007 - April 2008	May 2008	5.79%
May 2008 – October 2008	November 2008	5.68%
November 2008 - April 2009	May 2009	5.07%
May 2009 – October 2009	November 2009	5.04%
November 2009 - April 2010	May 2010	7.10%
May 2010 - October 2010	November 2010	7.24%
November 2010 - April 2011	May 2011	6.10%
May 2011 – October 2011	November 2011	7.72%
November 2011 - April 2012	May 2012	8.53%
May 2012 – October 2012	November 2012	7.32%

As of the date of issuance of these condensed interim consolidated financial statements, the aforementioned indices as well as the real major costs that should be recognized and transferred to the tariff are pending approval by the ENRE. However, the Company has become aware of certain internal administrative proceedings through communications of the Regulatory Agency to the Management Control and Coordination Under-secretariat of the Ministry of Federal Planning, Public Investment and Services (MPFIPyS) in the framework of the provisions of Resolution 2000/05 of the MPFIPyS, according to which the analysis made by them shows percentages similar to those calculated by the Company with regard to CMM indices.

Based on this information, the Company has estimated that the claims effectively made for CMM adjustments, which were not transferred to tariffs nor authorized to be collected by other means, amount to approximately $ 1,999 million. In accordance with the Company’s estimate, the amount of the real major costs submitted in the presentations made and not yet authorized to be transferred to electricity rates is significantly higher than that determined after solely considering the CMM adjustments confirmed by the Regulatory Authority.

For these concepts, and until such time as the CMM adjustments are effectively transferred to tariffs, the distribution company is entitled to use PUREE excess funds, as established in Resolution 1037/07, Note No. 1383/08 of the Energy Under-secretariat and ENRE Note No. 83818. In this regard, and up to date, the Company has neither recognized nor accrued any amount receivable for this concept in these financial statements, until the provisions for the management and quantification thereof are determined by the competent authorities.

By Resolution 347/12, the ENRE established the application of a fixed and a variable charge associated with power to be included in customer bills, which the distribution company will collect on account of the CMM adjustments stipulated in section 4.2 of the Adjustment Agreement and specifically use for the making of investments and reactive maintenance tasks. Although in the whereas clauses and sections of the Resolution, the ENRE recognizes the existence of CMM adjustment requests and states that the authorized charges are granted in the framework of the Adjustment Agreement and that they will be considered as on account of the credits and debits that will result from the analysis to be made by the ENRE at the time of the RTI, it says nothing about what provisions will apply concerning the effect thereof for the period elapsed between the date such requests were made and the date of their application to the customer bill.

In this regard, the Company is currently analyzing the steps to be followed in order to obtain economic recognition of the CMM adjustments resulting from this new charge, which the Company estimates at approximately $ 1,661 million until the quantifications made by management are determined by the competent authority.

At March 31, 2013 and December 31, 2012 liabilities generated by the excess funds deriving from the application of the PUREE amount to $ 1,407.46 million and $ 1,277.76 million, respectively, and have been disclosed in the Other non-current liabilities account. This increase in liabilities is due to the fact that the Company was allowed to keep such funds (SE Resolution No. 1037/07, Note No. 1383/08 of the Energy Under-secretariat, and ENRE Note No 83,818) in order to cover the CMM increases not transferred to tariffs.

Furthermore, the necessary steps to regularize the situation are being taken in order to restore the economic and financial equation of the business, in view of the increases recorded in operating costs. At the same time, administrative and judicial actions have been brought aimed at obtaining both CMM recognition and that the Tariff Structure Review stipulated in the Adjustment Agreement, whose performance is pending, be carried out by the ENRE.

2.	Comparative financial position structure

ACCOUNTS	03.31.13	12.31.12

Current assets	2,587,028	1,492,350
Non-current assets	4,555,069	5,309,090
Total Assets	7,142,097	6,801,440

Current liabilities	3,263,194	2,211,643
Non-current liabilities	3,898,842	4,100,509
Total Liabilities	7,162,036	6,312,152
Non-controlling interests	72,314	71,107

Equity	(92,253)	418,181

Total Liabilities, Non-controlling interests and Equity	7,142,097	6,801,440

3.	Comparative income structure

(amounts stated in thousands of pesos).

ACCOUNTS	Three months at 03.31.13	Three months at 03.31.12

Net loss	(264,386)	(116,125)
Other (expense) income, net	(8,464)	1,953
Financial expense and holding losses	(172,781)	(56,154)

Loss before taxes	(445,631)	(170,326)

Income tax	31,485	40,943
Non-controlling interests	—	(1,266)
(Loss) Profit from discontinued operations	(96,288)	39,965

Net loss for the period	(510,434)	(90,684)

4.	Comparative cash flows structure

ACCOUNTS	Three months at 03.31.13	Three months at 03.31.12

Net cash flows provided by operating activities	316,435	303,948
Net cash flows used in investing activities	(220,137)	(116,275)
Net cash flows used in financing activities	(3,435)	(69,102)
Total cash flows provided	92,863	118,571

5.	Statistical data (in units of power)

(Not covered by the Independent Auditors’ Report)

CONCEPT	UNIT	Three months at 03.31.13	Three months at 03.31.12

Sales of electricity (1)	GWh	5,872	5,938
Electric power purchases (1)	GWh	6,459	6,536

(1) The related amounts include toll fees.

6.	Ratios

RATIOS		03.31.13	03.31.12

Liquidity	Current assets	0.79	0.67
	Current liabilities

Solvency	Equity	(0.01)	0.07
	Total liabilities

Fixed	Non-current assets	0.64	0.78
Assets	Total assets

	(Loss) Profit
Income (loss)	before taxes	(106.56)%	(33.47)%
before taxes (1)	Equity excluding (loss) profit for the period

(1) Results for the periods ended March 31, 2013 and 2012.

7.	Outlook

(Not covered by the Independent Auditors’ Report)

During the three-month period ended March 31, 2013, the Company’s activity continued to be developed in an adverse economic and financial context, as described in Note 1. Nevertheless, the Company was able to reasonably maintain its operating, commercial and administrative activities, complying with the required levels for the provision of services to its customers.

On November 27, 2012, the Secretariat of Labor, under the authority of the Ministry of Labor, Employment and Social Security, established that as from January 1, 2013 the Company, as well as other companies of the Electric Power Sector, will be required to pay to its employees who are represented by the Sindicato de Luz y Fuerza de Capital Federal (Electric Light and Power Labor Union of the City of Buenos Aires) an amount of $2,410 that will be regarded as a salary item. Additionally, the Unions, the Federal Government and the Company entered into a salary agreement for a term of eighteen months which establishes an 18% increase as from January 2013, a 5% non-cumulative increase as from June 2013 and a 7% cumulative increase as from January 2014.

These situations have caused the Board of Directors to apply all the available resources to maintaining investments, achieving a balanced agreement with employees and maintaining the quality of the service.

The Federal Government’s decision to issue Resolution 347, pursuant to which distribution companies were authorized, as from November 23, 2012, to include in the bills a fixed amount for small-demand (T1) customers and a variable amount for medium and large-demand (T2 and T3) customers on a percentage of power charges, is a good sign and the beginning toward the energy sector’s regularization but could initially make the obtaining of an improvement in the Distribution Added Value (VAD) difficult.

Furthermore, it must be pointed out that the evolution of the levels of demand for electricity and the economic and financial development of the market in which the Company operates, among other factors, must be taken into account when assessing scenarios for the analysis of the corporate activity.

The Company has submitted to the National Regulatory Authority for the Distribution of Electricity the Cost Monitoring Mechanism (CMM) adjustment requests for the May 2008 – November 2012 periods, which are pending approval by the aforementioned Regulatory Authority.

Additionally, at March 31, 2013, the Company’s negative equity amounts to $ 92.25 million. Therefore, should this situation continue to remain by the end of the current fiscal year, the Company will be subject to complying with the provisions of Section 94, sub-section 5, of the Argentine Business Organizations Law No. 19,550, which provide for the dissolution of companies in the event of loss of capital stock.

As of the date of issuance of these condensed interim consolidated financial statements, the Company Board of Directors is analyzing different scenarios aimed at improving the Company’s financial situation.

Buenos Aires, May 9, 2013

RICARDO TORRES
Chairman

“Free translation from the original in Spanish for publication in Argentina”

LIMITED REVIEW REPORT

To the Shareholders, President and Directors
Empresa Distribuidora y Comercializadora Norte
Sociedad Anónima (Edenor S.A.)
Legal domicile: Avenida del Libertador 6363
Autonomous City of Buenos Aires
Tax Code No. 30-65511620-2

1.
We have reviewed the condensed interim consolidated financial statements of Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (Edenor S.A.) (hereinafter Edenor S.A.) and its subsidiaries which includes the condensed interim consolidated statements of financial position as of March 31, 2013, the related condensed interim consolidated statements of comprehensive loss, the condensed interim consolidated statements of changes in equity and the condensed interim consolidated statements of cash flows for the three-month period then ended with the complementary Notes. The amounts and other information related to fiscal year 2012 and its interim periods, are part of the financial statements above mentioned and therefore should be considered in relation to those financial statements.

2.
The preparation and issuance of these financial statements are the responsibility of the Company´s management, in accordance with the International Financial Reporting Standards (IFRS) adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) ,as the applicable accounting framework and incorporated by the National Securities Commission (CNV), as they were approved by the International Accounting Standards Board (IASB), and, therefore, it’s responsible for the preparation and issuance of the condensed interim consolidated financial statements mentioned in paragraph 1. in accordance with IAS 34 “Interim financial information”. Our responsibility, is to express a conclusion based on the limited review we have performed with the scope detailed in paragraph 3..

3.
Our review was limited to the application of the procedures established by Technical Pronouncement No. 7 of the Argentine Federation of Professional Councils in Economic Sciences for limited reviews of financial statements for interim periods which consist mainly of the application of analytical procedures to the amounts disclosed in the financial statements and making inquiries of Company staff responsible for the preparation of the information included in the financial statements and its subsequent analysis. This review is substantially less in scope than an audit, the purpose of which is the expression of an opinion on the financial statements taken as a whole. Consequently, we do not express any opinion on the consolidated financial position, consolidated comprehensive loss and consolidated cash flow of Edenor S.A..

4.
In Note 1 to the condensed interim consolidated financial statements, the Company informed that the delay in obtaining tariff increases and the cost adjustments recognition (“MMC”), requested in the presentations made until now by the Company in accordance with the terms of the Adjustment Agreement (“Acta Acuerdo”) described in Note 2 to those financial statements, and the continuous increase in operating expenses that are necessary to maintain the level of the service, significantly affected the economic and financial position of the Company.

The Company recorded for the three-month period ended March 31, 2013 a net loss of $ 510,434 thousand; accumulated losses for $ 1,395,564 thousand and working capital deficit. As mentioned in Note 1, Company Management estimates that if the conditions prevailing at the date of these financial statements remain unchanged, the situation will continue deteriorating. They also estimate negative cash flows and net losses from operations for the next fiscal year, as well as a worsening in the financial ratios.

5.
Based in the situation detailed in Note 1 and as indicated in its accounting policies, the Company has prepared its projections to determine the recoverable value of its non-current assets, on the understanding that the electricity rates will be improved according to the circumstances. Both actual cash flows and future results may differ from the estimates and evaluations made by management at the date of preparation of these condensed interim consolidated financial statements. In this regard, we are not in a position to foresee whether the assumptions used by management to prepare such projections will materialize in the future, and consequently, if the recoverable value of non-current assets will exceed their respective net book values.

6.
The situations detailed in paragraphs 4. and 5. generate uncertainty as to the possibility of the Company continuing to operate as a going concern. The Company has prepared the financial statements using accounting principles applicable to a going concern. Therefore, those financial statements do not include the effects of possible adjustments or reclassifications, if any, that might be required if the above situation is not resolved in favor of continuing the Company’s operations and the Company were obliged to sell its assets and settle its liabilities, including contingent, in conditions other than those of the normal course of its business.

7.
As indicated in Note 16, as of March 31, 2013, the Company has reported a negative equity of $ 92.25 million. Therefore, should this situation continue to remain by the end of the current fiscal year, the Company will be subject to complying with the provisions of Section 94, sub-section 5, of the Argentine Business Organizations Law No. 19,550, which provide for the dissolution of companies in the event of loss of capital stock. The Company’s shareholders should take the necessary actions to resolve this situation.

8.
Based on our review, subject to the effect on the condensed interim consolidated financial statements that could derive from possible adjustments or reclassifications, if any, that might be required following resolution of the situations described in paragraphs 4., 5., and 6., nothing has came to our attention that causes as to believe that the condensed interim consolidated financial statements of Edenor S.A. mentioned in paragraph 1., is not prepared in all material respects, in accordance with IAS 34.

9.	In compliance with regulations in force, we report that:

a)
the condensed interim consolidated financial statements of Edenor S.A., are transcribed into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, are in compliance with the provisions of the Commercial Companies Law and pertinent resolutions of the National Securities Commission;

b)
the condensed interim separate financial statements of Edenor S.A. arise from accounting records kept in all formal respects in conformity with legal regulations, which maintain the security and integrity conditions on the basis of which they were authorized by the National Securities Commission;

c)	we have read the summary of activity, on which, as regards those matters that are within our competence, we have no observations to make other than those in paragraphs 4., 5., and 6.;
d)
at March 31, 2013 the liabilities accrued in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $ 71,828,690, which were not yet due at that date.

Autonomous City of Buenos Aires, May 9, 2013

PRICE WATERHOUSE & CO. S.R.L.

(Partner)
C.P.C.E.C.A.B.A T°1 – V°17
Andrés Suarez Public Accountant (UBA) C.P.C.E. City of Buenos Aires T° 245 - V° 61